Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 128 to the Registration Statement No. 811-00649 on Form N-1A of our report dated September 8, 2006 relating to the financial statements and financial highlights of Fidelity Puritan Trust, including the Fidelity Value Discovery Fund, appearing in the Annual Report on Form N-CSR of Fidelity Puritan Trust for the year ended July 31, 2006.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are part of such Registration Statement.

/s/Deloitte & Touche LLP
Deloitte & Touche LLP
Boston, Massachusetts
September 26, 2006